UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

INSPIRE VETERINARY PARTNERS, INC.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No Fee Required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

INSPIRE VETERINARY PARTNERS, INC.

780 Lynnhaven Parkway

Suite 400

Virginia Beach, Virginia 23452

(757) 734-5464

NOTICE OF ACTION TAKEN BY

WRITTEN CONSENT OF STOCKHOLDERS

To the Stockholders of Inspire Veterinary Partners, Inc.,

This Notice and accompanying Information Statement are being furnished to the stockholders of shares of Class A common stock, $0.0001 par value per share (the “Common Stock”), of Inspire Veterinary Partners, Inc. (the “Company” or “Inspire”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an action taken by the holders of a majority of the issued and outstanding voting securities of the Company (the “Majority Stockholders”), approving, by written consent dated July 24, 2025, the issuance of (i) shares of Common Stock issuable upon conversion of $10 million worth of shares of the Company’s Class B convertible preferred stock (as further described below) and shares of Common Stock issuable upon exercise of accompanying warrants, both issued pursuant to a securities purchase agreement with certain accredited investors (the “Purchase Agreement”) dated as of July 28, 2025 and (ii) up to $50 million worth of shares of the Company’s Common Stock issuable to an accredited investor pursuant to a common stock purchase agreement (the “ELOC Agreement”), dated as of July 29, 2025 (together with the Purchase Agreement, the “Private Placement”).

The Company is subject to the Nasdaq Stock Market’s Listing Rules because the Common Stock is currently listed on The Nasdaq Capital Market (“Nasdaq”). The issuance of shares of Common Stock in the Private Placement implicates certain of the Nasdaq listing standards requiring prior stockholder approval in order to maintain our listing on Nasdaq. More specifically, the Company may not issue Common Stock in the Private Placement if, among other things, the issuance would exceed the amount permissible under Nasdaq rules (the “Exchange Cap”) unless such issuance is approved by a majority of the Company’s stockholders.

The Majority Stockholders, in accordance with Nasdaq Listing Rule 5635(d), approved the Private Placement, including the issuance of shares in excess of the Exchange Cap, on July 24, 2025.

This Information Statement is being delivered in lieu of notice of a meeting of stockholders pursuant to Section 78.320(3) of the Nevada Revised Statutes (the “NRS”).

The consent we have received constitutes the only stockholder approval required under the NRS, the applicable Nasdaq listing standards, our Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws, to approve the Company’s actions in connection with the Private Placement, including the issuance of the shares and related matters.

WE ARE NOT ASKING YOU FOR YOUR PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY IN CONNECTION WITH THIS ACTION

The effectiveness of the Majority Stockholders’ approval of the Private Placement shall automatically take effect on the 20th day after this Information Statement is mailed or furnished to the stockholders of record as of August 8, 2025, which we refer to as the “Record Date”.

By order of the Board of Directors:

Kimball Carr
Chair, President and Chief Executive Officer

August 21, 2025

INFORMATION STATEMENT

OF

INSPIRE VETERINARY PARTNERS, INC.

August 21, 2025

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

WE ARE NOT ASKING YOU FOR YOUR PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY IN CONNECTION WITH THIS ACTION

Inspire Veterinary Partners, Inc., a Nevada corporation, with its principal executive offices located at 780 Lynnhaven Parkway, Suite 400, Virginia Beach, Virginia 23452, is sending you this Information Statement to notify you of an action that the holders of a majority of the issued and outstanding voting securities of the Company (the “Majority Stockholders”) have taken by written consent in lieu of a special meeting of stockholders.

References in this Information Statement to the “Company, “we,” “our,” “us,” and “Inspire” are to Inspire Veterinary Partners, Inc. and, to the extent applicable, its subsidiaries. The entire cost of furnishing this Information Statement will be borne by Inspire. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward the Information Statement to beneficial owners of the Class A Common Stock held of record by them. We are distributing this Information Statement in full satisfaction of any notice requirements it may have under Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable Nevada law.

Background

The following actions were approved by the Majority Stockholders, who collectively hold 78.4% of the voting power of the outstanding shares of our capital stock, by written consent dated July 24, 2025, in lieu of a special meeting of stockholders.

THE PRIVATE PLACEMEMT

The Securities Purchase Agreement

On July 28, 2025, the Company, entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors named therein. Pursuant to the Purchase Agreement, up to 7,590 shares of the Company’s Series B convertible preferred stock, par value $0.0001 per share (the “Series B preferred stock”) and accompanying warrants (“Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) may be purchased for an aggregate purchase price of up to $10 million in one or more closings (each a “Closing”). On July 29, 2025, pursuant to the Purchase Agreement, the Company issued and sold, and certain investors purchased, in a private placement (the “Private Placement”): 6,340 shares of the Series B preferred stock and 6,340,000 Warrants to purchase shares of Common Stock for aggregate proceeds of approximately $6 million, paid in cash or through the transfer of certain Transfer Shares (as defined in the Purchase Agreement) in lieu of cash. The date of the first closing is referred to as the “First Closing Date.” Each additional closing of the Private Placement is at the option of the investors upon notice to the Company and subject to satisfaction of customary closing conditions.

The Warrants expire on the fifth anniversary of their initial exercisability date and have an initial exercise price of $1.00, subject to adjustment as set forth therein. Following the Stockholder Approval Date (as defined below), the exercise price of the Warrants will be subject to adjustment upon lower priced securities issuances, or upon certain triggering events which consist of specific types of default under the terms of the transaction documents. In no event can the conversion and exercise price go below $0.1879, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations and similar events.

Holders of Series B preferred stock may not convert their shares into Common Stock if such conversion would result in beneficial ownership exceeding 4.99% of the Company’s outstanding Common Stock. This limit may be increased to up to 9.99% (or 19.9% in certain cases) with advance written notice, subject to conditions. Conversions are also limited by the “Exchange Cap” under stock exchange rules.

Each additional share of Common Stock that would be issuable under the Purchase Agreement and conversion of Series B preferred stock would have the same rights and privileges as each of the Company’s currently authorized shares of Common Stock.

Common Stock Purchase Agreement

On July 29, 2025, the Company entered into a common stock purchase agreement (the “ELOC Agreement”) with an accredited investor, pursuant to which the Investor has committed to purchase, subject to certain conditions and limitations, up to $50 million of shares of the Company’s Common Stock.

Under the terms and subject to the conditions of the ELOC Agreement, the Company has the right, but not the obligation, to sell to the Investor, and the Investor is obligated to purchase, shares of Common Stock in an amount up to $50 million. Such sales of Stock by the Company, if any, will be subject to certain limitations, and may occur from time-to-time in the Company’s sole discretion, over the period commencing once certain customary conditions are satisfied.

On any business day selected by the Company where the closing sale price on the applicable national market, or quotation service is equal to or greater than $0.75, subject to the satisfaction of all of certain conditions in the ELOC Agreement, the Company shall have the right, but not the obligation, to direct the investor, by its delivery to the Investor of a purchase notice, to purchase the applicable amount of shares, not to exceed $5,000,000 in the aggregate.

The investor will not be entitled to purchase such an amount of shares, which when added to the sum of the number of shares of Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by the Investor, would exceed 4.99% of the number of shares of the Company’s Common Stock outstanding.

Actual sales of shares of Common Stock to the Investor will depend on a variety of factors to be determined by the Company from time-to-time, including, among other things, market conditions, the trading price of the Common Stock, and the working capital needs, if any, of the Company.

The net proceeds from sales, if any, under the ELOC Agreement to the Company will depend on the frequency and prices at which the Company sells shares of Common Stock to the investor. The Company expects that any proceeds received by Inspire from such sales to the Investor will be used for working capital and general corporate purposes.

The ELOC Agreement contains customary representations, warranties, conditions, and indemnification obligations of each of the Company and the Investor. Pursuant to the ELOC Agreement, the investor has agreed not to enter into or effect, in any manner whatsoever, directly or indirectly, any short sales of the Company’s Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock.

The ELOC Agreement may be terminated at any time by the mutual written consent of the parties.

The Company has the right to terminate the ELOC Agreement upon one (1) Trading Day’s prior written notice to the investor provided, however, (i) the Company shall have paid all fees and amounts to the investor’s counsel required to be paid, and (ii) prior to issuing any press release, or making any public statement or announcement, with respect to such termination, the Company shall consult with the Investor and its counsel.

The ELOC Agreement will automatically terminate on the earliest to occur of (i) the expiration of a Registration Statement pursuant to Rule 415(a)(5) of the Securities Act, (ii) the date on which the Common Stock are no longer listed on the Nasdaq Capital Market or another eligible national stock exchange (iii) the thirtieth (30th) Trading Day following when the Company becomes subject to a voluntary or involuntary bankruptcy or insolvency proceeding.

In addition, the investor may terminate the ELOC Agreement upon ten (10) Trading Days’ prior written notice to the Company if: (i) the occurrence of an event constituting a material adverse effect (as defined in the ELOC Agreement), (ii) a Fundamental Transaction shall have occurred (as defined in the ELOC Agreement), (iii) a Registration Statement is not filed by the applicable filing deadline or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement (as defined below), and, if such default is not cured within 10 Trading Days after notice of such failure, (iv) the lapse of the effectiveness, or unavailability of, a registration statement filed by Inspire pursuant to the Registration Rights Agreement in certain other circumstances set forth in the Purchase Agreement, and (v) the suspension of trading of the Common Stock for a period of three (3) consecutive trading days, or (vi) the material breach of the Purchase Agreement by Inspire, which breach is not cured within the 10 trading days after receipt of notice of such breach.

The Nasdaq 20% Rule

The issuance of the Common Stock and the accompanying Warrants we made, and all future sales of Common Stock pursuant to the Private Placement will be made, in reliance upon the provisions of Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”) or Rule 506(b) of Regulation D promulgated by the Commission under the Securities Act (“Regulation D”), and upon such other exemption from the registration requirements of the Securities Act as may be available.

The Company is subject to the Nasdaq listing standards because our Common Stock is currently listed on the Nasdaq. Specifically, Nasdaq Rule 5635(d) (the “Nasdaq 20% Rule”) requires prior stockholder approval for any “20% Issuance” (defined as a transaction other than a “public offering” involving the sale or issuance by a listed issuer of its common stock equal to 20% or more of the issuer’s outstanding common stock) at a price that is less than the “Minimum Price” (defined as the lower of (i) the official closing price quoted on Nasdaq for an issuer’s common stock immediately preceding the signing of the binding agreement and (ii) the average official closing price quoted on Nasdaq for an issuer’s common stock for the five trading days immediately preceding the signing of the binding agreement related to the issuance).

The issuance of shares of Common Stock upon conversion of the Series B preferred stock will not affect the rights of the holders of outstanding Common Stock, but such issuances will have a dilutive effect on the existing stockholders, including the voting power and economic rights of the existing stockholders.

The board of directors has determined that the ability to issue Common Stock pursuant to the Private Placement is in the best interests of the Company and its stockholders in order to comply with the terms of the Purchase Agreement and ELOC Agreement and conversion of Series B preferred stock and to receive the benefits of the purchase of the Common Stock pursuant to the terms thereof.

Obtaining stockholder approval from the Majority Stockholders means the Company is no longer bound by Nasdaq Listing Rules 5635(b)’s and 5635(d)’s restrictions on the number or shares of Common Stock the Company is able to issue pursuant to the Private Placement and conversion of Series B preferred stock.

ACTION TAKEN

This Information Statement contains a brief summary of the material aspects of the action approved by the members of the Board of Directors of the Company and stockholders holding % of the voting power of the outstanding shares of our capital stock (the “Majority Stockholders”).

APPROVAL OF THE ISSUANCES OF CLASS A COMMON STOCK

Under Section 78.320(2) of the Nevada Revised Statutes (the “NRS”), “[u]nless otherwise provided in the articles of incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if […] a written consent thereto is signed by stockholders holding at least a majority of the voting power[.]”

Pursuant to Article II, Section 7 of our Second Amended and Restated Bylaws, “[e]xcept as otherwise provided by law, the Articles of Incorporation or these By-Laws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding shares representing at least a majority of the votes entitled to vote thereon[.]”

In accordance with the Nasdaq 20% Rule and related Nasdaq listing standards, the NRS, our Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws, the following actions were approved by the written consent of the Majority Stockholders approving, by written consent dated July 24, 2025, in lieu of a special meeting:

(i)	the entry into the Purchase Agreement and the ELOC Agreement and the transactions contemplated thereunder;

(ii)	the issuance of the Common Stock, Series B preferred stock, the Warrants, and the issuance of the Warrant shares pursuant to the Warrant, in each case pursuant to and subject to the terms and conditions of, the Purchase Agreement and ELOC Agreement; and

(iii)	the authorization and reservation of the requisite aggregate number of authorized but unissued shares of Common Stock to enable the Company to timely effect the issuance and delivery of all shares of Common Stock to be issued and delivered pursuant to the Private Placement.

The consent we have received constitutes the only stockholder approval required under the Nasdaq 20% Rule and related Nasdaq listing standards, the NRS, our Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws to approve the Company’s actions in the Private Placement.

This Information Statement is being delivered in lieu of notice to stockholders pursuant to Section 78.320(3) of the NRS.

Effective Date of Action by Written Consent

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that the corporate action being taken pursuant to the written consent can become effective is 20 calendar days after the first mailing or other delivery of this Information Statement to holders of our Common Stock as of the Record Date. On the 20th calendar day after the first mailing or other delivery of this Information Statement, the action taken by written consent of the Majority Stockholders described above will become effective. We recommend that you read this Information Statement in its entirety for a full description of the action approved by the holders of a majority of the voting power of our outstanding capital stock.

Dissenter’s Rights of Appraisal

Stockholders do not have any dissenter’s rights or appraisal rights in connection with the approval of the issuance of the Common Stock pursuant to the Private Placement.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None.

OUTSTANDING VOTING SECURITIES

The Company’s authorized capital stock consists of one hundred seventy million (170,000,000) shares of stock, consisting of three (3) classes of stock designated, respectively, as “Class A common stock,” “Class B common stock” and “preferred stock,” each such share having a par value of $0.0001 per share. The total number of authorized shares are: one hundred million (100,000,000) shares of Class A common stock; twenty million (20,000,000) shares of Class B common stock; fifty million (50,000,000) shares of preferred stock.

As of the date of this Information Statement, there were 3,609,285 stockholders of record for our Class A common stock, 3,020,750 stockholders of record for our Class B common stock, 0 stockholders of record for our Series A preferred stock and 6,340 stockholders of record for our Series B preferred stock.

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. No holder of shares of Class A common stock has the right to cumulate votes.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding shares of preferred stock.

Upon the liquidation, dissolution or winding up of the Company, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred stock having liquidation preferences, if any, the holders of our Class A common stock are entitled to share, along with the holders of our Class A common stock and holders of preferred stock which are not entitled to any liquidation preference, ratably in all assets remaining.

Holders of Class A common stock have no preemptive or redemption rights and no right to convert their common stock into any other securities. All outstanding shares of Class B common stock are fully paid and non-assessable.

Class B Common Stock

Holders of our Class B common stock are entitled to twenty-five (25) votes for each share held of record on all matters submitted to a vote of stockholders. No holder of shares of Class B common stock has the right to cumulate votes.

Subject to the rights of holders of preferred stock having preference as to dividends, the holders of our Class A common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds.

Upon our liquidation, dissolution or winding up of the affairs of the Company, subject to any preference right of holder of the preferred stock of the Company, the holders of our Class B common stock shall share equally and ratably, along with the holders of our Class A common stock and holders of preferred stock which are not entitled to any liquidation preference, in the Company’s assets. The merger, conversion, exchange or consolidation of the Company is not deemed a liquidation, dissolution or winding up of the affairs of the Company.

Our Class B common stock may be convertible at the option of the holders, without the payment of additional consideration, at any time, into shares of Class A common stock at a conversion rate of one share of Class A common stock for each share of Class B common stock. The conversion rate of the Class B common stock will be adjusted proportionately if the Company, at any time or from time to time, (a) pays a dividend or makes a distribution for no consideration to holders of our Class A common stock, (b) subdivides (by stock split, recapitalization or otherwise) our outstanding Class A common stock into a greater number of shares, or (c) combines its outstanding Class A common stock into a smaller number of shares.

The holders of Class B common stock do not have any redemption or preemptive rights.

Preferred Stock

Pursuant to our articles of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to fifty million (50,000,000) shares of preferred stock, in one or more series. Our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Preferred stock may be designated and issued without authorization of shareholders unless such authorization is required by applicable law, the rules of the principal market or other securities exchange on which our stock is then listed or admitted to trading.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock or Class B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

The description of preferred stock in this Information Statement and the description of the terms of a particular series of preferred stock in any applicable prospectus supplement are not complete. You should refer to any applicable certificate of designation for complete information.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Series A preferred stock

Our board of directors amended articles of incorporation on June 30, 2023 to authorize the issuance of Series A preferred stock (the “Series A preferred stock”) by the filing of a certificate of designation (as amended as of the date of this Information Statement, the “Series A Certificate of Designation”), with each such share having a stated value of $10.00 per share. The board further amended the articles of incorporation on November 7, 2023 to increase the number of shares of Series A preferred stock authorized under the Company’s articles of incorporation to two million (2,000,000) preferred shares of Series A preferred stock and to modify the minimal conversion price of the Series A preferred stock as described below.

Holders of shares of the Series A preferred stock are entitled to a liquidation preference in the event of any dissolution, liquidation or winding up of the Company equal to the stated value plus any accrued and unpaid dividends on such stock. Holders of shares of Series A preferred stock are also entitled to convert such shares at any time and from time, at the option of such holder, into a number of shares of Class A common stock equal to the stated value divided by a conversion price. The conversion price is equal to 60% of the dollar volume-weighted average price for shares for the Company’s Class A common stock for the three trading days immediately preceding the date of the conversion. However, the conversion price can never be less than $0.25 per-share.

The Series A Certificate of Designation also contains certain beneficial ownership limitations on the holders of the Series A preferred stock, as more fully described in the Series A Certificate of Designation. The holders of the Series A preferred stock have the right to vote on all matters submitted to a vote of shareholders on an as-if-converted basis together with the holders of shares of the Company’s Class A and Class B common stock, voting together as a single class.

Series B preferred stock

Our board of directors amended articles of incorporation on July 29, 2025 to authorize the issuance of Series B convertible preferred stock (the “Series B preferred stock”) by the filing of a certificate of designation (as amended as of the date of this Information Statement, the “Series B Certificate of Designation”), with each such share having a stated value of $1,000 as described below.

General. Each share of Series B preferred stock has a stated value of $1,000 per share and, when issued, the Series B preferred stock will be fully paid and non-assessable.

Ranking. The Series B preferred stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company unless the Required Holders (as defined in the Series B Certificate of Designation) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series B preferred stock.

Dividends. The holders of Series B preferred stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of the Company’s Common Stock, when and if actually paid.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series B preferred stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series B preferred stock held by such holder immediately prior to the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights at the Alternate Conversion Price (as defined below); subject to certain limitations on beneficial ownership.

Conversion at Option of Holder. Each holder of Series B preferred stock may convert all, or any part, of the outstanding Series B preferred stock, at any time at such holder’s option, into shares of the Common Stock (which converted shares of Common Stock are referred to as “Conversion Shares” herein) at the fixed “Conversion Price” of $1.00 which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions.

Voluntary Adjustment Right. Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series B preferred stock at the “Alternate Conversion Price” equal to the lesser of: (i) the applicable conversion price, and the greater of (A) the floor price of $0.1876 (the “Floor Price”); and (B) 80% of the lowest volume weighted average price of the Common Stock during the five consecutive trading days immediately prior to such conversion.

The Series B Certificate of Designation contains standard and customary triggering events (each, a “Triggering Event”), including but not limited to: (i) the suspension from trading or the failure to list the Common Stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the failure to timely file or make effective a registration statement on Form S-1 or Form S-3 pursuant to the Registration Rights Agreement (as defined below), (iv) the Company’s failure to cure a conversion failure or notice of the Company’s intention not to comply with a request for conversion of any Series B preferred stock, and (iv) bankruptcy or insolvency of the Company.

Other Adjustments. In connection with the Private Placement, the Company has agreed to seek stockholder approval at a special meeting of stockholders, of the issuance of conversion shares at a conversion price below the conversion price (the date of such approval, the “Stockholder Approval Date”).

If 30 days and 60 days following the occurrence of the later of (x) the Stockholder Approval Date and (y) the earlier of (a) the effective date of the registration statement to be filed pursuant to the Registration Rights Agreement and (b) the date that the Series B preferred stock is eligible to be resold without restriction under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), the Conversion Price then in effect is greater than the greater of $0.1879 and the Market Price (as defined in the Certificate of Designations) then in effect (each, an “Adjustment Price”), the conversion price shall automatically lower to such Adjustment Price.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series B preferred stock for consideration equal to the Change of Control Election Price (as defined in the Series B Certificate of Designation), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series B preferred stock then outstanding at a redemption price equal to 125% of the greater of (i) the Conversion Amount being redeemed as of the Company optional redemption date and (ii) the product of (1) the conversion rate with respect to the Conversion Amount being redeemed as of the Company optional redemption date multiplied by (2) the greatest closing sale price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company optional redemption notice date and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made.

Fundamental Transactions. The Series B Certificate of Designation prohibits the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Certificate of Designations and the other Transaction Documents (as defined in the Series B Certificate of Designation).

Voting Rights. The holders of the Series B preferred stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Series B Certificate of Designation contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Series B Certificate of Designation) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Series B Certificate of Designation.

Reservation Requirements. So long as any Series B preferred stock remains outstanding, the Company shall at all times reserve at least 250% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series B preferred stock then outstanding.

Modification of Shareholder Rights

Pursuant to Nevada Revised Statutes Article 79.390, any amendment to the articles of association (other than a change in number of authorized shares of class or series) to affect or modify shareholders’ rights requires (i) a resolution adopted by the board of directors setting forth the proposed amendment and submission of the proposed amendment to the stockholders for approval; (ii) affirmative vote of stockholders holding shares in the corporation representing at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, approving the amendment; and (iii) a certificate signed by an authorized officer setting forth the amendment, the vote by which the amendment was adopted, and filing of the certificate with the Secretary of State of Nevada.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of the date of this Information Statement, the number of shares of Common Stock beneficially owned by:

(i)	each of our named executive officers;

(ii)	each of our directors;

(iii)	all executive officers and directors as a group; and

(iv)	each person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) known to the Company to be the beneficial owner of more than 5% of the outstanding common stock.

Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest.

The calculations of the applicable percentage of beneficial ownership are based on:

●	3,609,285 shares of Class A common stock;

●	3,020,750 shares of Class B common stock; and

●	0 shares of Series A preferred stock

issued and outstanding as of August 8, 2025.

The calculations of the applicable percentage of voting power include the beneficial ownership and also includes:

●	the voting power of 0 shares of Class A common stock that are potentially issuable upon conversion of shares of Series A preferred stock outstanding as of the date of this prospectus; and

●	the voting power of 3,020,750 shares of Class B common stock outstanding as of the date of this Information Statement (each share of Class B common stock entitles the holder of record to twenty-five (25) votes on all matters submitted to a vote of stockholders.

Except as otherwise indicated, all shares are owned directly. Each indicated holder has sole voting power and sole investment power over the shares indicated in the table below:

Name and Address of Beneficial Owner(1)	Title	Class of Voting Stock Beneficially Owned	Number of Shares Beneficially Owned		% Owned	Total Combined % Voting
NAMED EXECUTIVE OFFICERS
Kimball Carr		Class A common	31	(2)	*	10.5%
		Class B common	333,250		11.0%
		Preferred	—		*

Richard Frank		Class A common	—		*	*
		Class B common	—		*
		Preferred	—		*

Alexandra Quatri		Class A common	—		*	*
		Class B common	—		*
		Preferred	—		*
DIRECTORS
Lawrence Alexander	Director	Class A common	1		*	*
		Class B common	—		*
		Preferred	—		*

Charles Stith Keiser	Director	Class A common	10		*	67.9%
		Class B common	2,150,000	(3)	71.2%
		Preferred	—		*

Name and Address of Beneficial Owner(1)	Title	Class of Voting Stock Beneficially Owned	Number of Shares Beneficially Owned	% Owned	Total Combined % Voting
Peter Lau(5)	Former Director	Class A common	—	*	17.0%
		Class B common	537,500	17.8%
		Preferred	—	*

Dr. Thomas-Mackey	Director	Class A common	2	*	*
		Class B common	—	*
		Preferred	—	*

John Suprock(6)	Former Director	Class A common	—	*	*
		Class B common	—	*
		Preferred	—	*

Timothy Watters	Director	Class A common	—	*	*
		Class B common	—	*
		Preferred	—	*

Name and Address of Beneficial Owner(1)	Title	Class of Voting Stock Beneficially Owned	Number of Shares Beneficially Owned	% Voting	Total Combined % Voting
5% OWNERS
Wilderness Trace Veterinary Partners, LLC(4)		Class A common	—	*	67.9%
		Class B common	2,150,000	71.2%
		Series A preferred	—	*

*	Represents ownership of less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is 780 Lynnhaven Parkway, Suite 400, Virginia Beach, Virginia 23452.

(2)	Includes a warrant for 31 shares of Class A common stock. The warrant was issued effective as of January 1, 2023 and is exercisable at any time and from time to time by the holder for a period of five (5) years from January 1, 2023 at an exercise price per share equal to $6,000.00, subject to adjustment for subsequent stock splits, stock combinations, stock dividends, and recapitalizations.

(3)	Beneficially owned by Wilderness Trace Veterinary Partners, LLC, which is controlled by Charles Stith Keiser, the Company’s director.

(4)	Wilderness Trace Veterinary Partners, LLC is 100% owned and controlled by Charles Stith Keiser, the Company’s director.

(5)	Mr. Lau declined to stand for re-election at the annual meeting of stockholders of the Company held on October 9, 2024.

(6)	Mr. Suprock declined to stand for re-election at the annual meeting of stockholders of the Company held on October 9, 2024.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements. Forward-looking statements are based upon our current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “approximately,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although the absence of these words does not necessarily mean that a statement is not forward-looking. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.

We cannot predict all of the risks and uncertainties. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. These forward-looking statements are found at various places throughout this Information Statement and include information concerning possible or assumed future results of our operations, including statements about securities offering; potential acquisition or merger targets; business strategies; future cash flows; financing plans; plans and objectives of management; any other statements regarding future acquisitions, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts.

All forward-looking statements speak only as of the date of this Information Statement. We undertake no obligation to update any forward-looking statements or other information contained herein. Shareholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved.

These forward-looking statements represent our intentions, plans, expectations, assumptions ‘and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Considering these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Information Statement. All subsequent written and oral forward-looking statements concerning other matters addressed in this Information Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.

Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly and without charge, upon written or oral request, a separate copy of the information statement to a security holder at a shared address to which a single copy of the documents was delivered. Security holders sharing an address and receiving a single copy may send a request to receive separate information statements and similar future documents to the Company at the following address: Inspire Veterinary Partners, Inc., 780 Lynnhaven Parkway, Suite 400, Virginia Beach, Virginia 23452 or by calling (757) 734-5464.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

We file reports with the SEC. These reports include annual and quarterly reports, as well as other information the Company is required to file pursuant to the Exchange Act. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

THIS INFORMATION STATEMENT IS DATED FEBRUARY 20, 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

You should rely only on the information provided in this Information Statement. We have not authorized any person to provide information other than that provided herein.

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of Common Stock.

By order of the Board of Directors

August 21, 2025